SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO
(Rule 13e-4)
Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

XL CAPITAL LTD
(Name of Subject Company (Issuer))

XL CAPITAL LTD
(ISSUER)
SECURITY CAPITAL ASSURANCE LTD
(OFFEROR)
(Names of Filing Persons (identifying status as offeror, issuer or other person))

RESTRICTED CLASS A ORDINARY SHARES, PAR VALUE $0.01 PER SHARE AND OPTIONS TO PURCHASE CLASS A ORDINARY SHARES, PAR VALUE $0.01 PER SHARE
(Title of Class of Securities)

G98255 10 5
(CUSIP Number of Class of Securities)
(Underlying Class A Ordinary Shares)

Michael A. Becker, Esq.
Cahill Gordon & Reindel llp
80 Pine Street
New York, New York 10005
(212) 701-3000

(Name, Address and Telephone Numbers of Person Authorized
to Receive Notices and Communications on Behalf of Filing Persons)

Calculation of Filing Fee

Transaction Valuation*	Amount of Filing Fee
$15,548,888.25	$1,663.73

*
Calculated solely for purposes of determining the filing fee. This amount assumes that 131,779 restricted Class A Ordinary Shares, par value $0.01, of XL Capital Ltd and options to purchase 618,618 Class A Ordinary Shares, par value $0.01, of XL Capital Ltd will be exchanged pursuant to this offer for cash-based long term incentive awards with an aggregate target value of $15,548,888.25. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #5 for Fiscal Year 2006 issued by the Securities and Exchange Commission on November 23, 2005, equals $107.00 per million dollars of the value of the transaction.

☒
Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $1374.93	Filing Party: XL Capital Ltd
Form or Registration Number: Schedule TO	Date Filed: June 6, 2006

☐	Check the box if the filing relates solely to preliminary communications made be-fore the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

Item 1. Summary Term Sheet.

The information set forth under “Summary of Terms” in the Offer to Exchange, dated November 13, 2006 (the “Offer to Exchange”), attached hereto as Exhibit (a)(1), is incorporated herein by reference.

Item 2. Subject Company Information.

(a)
The name of the subject company is XL Capital Ltd, a Cayman Islands exempted company (“XL”). The address of XL’s principal executive offices is One Bermudiana Road, Hamilton HM 11, Bermuda and its telephone number is (441) 292-8515.

(b)	The information set forth in the Offer to Exchange under “Summary of Terms” and Section 1 (“General Terms; Purpose”) is incorporated herein by reference.

(c)	The information set forth in the Offer to Exchange under Section 9 (“Price Range of Class A Ordinary Shares”) is incorporated herein by reference.

Item 3. Identity and Background of Filing Persons.

(a)
Security Capital Assurance Ltd, a Bermuda corporation (“SCA”) is a filing person. The address of SCA’s principal executive offices is One Bermudiana Road, Hamilton HM 11, Bermuda and its telephone number is (441) 292-8515. The information set forth in the Offer to Exchange under Section 15 (“Information Concerning Security Capital Assurance Ltd and XL Capital Ltd”) and Schedule A (“Information Concerning SCA’s Directors and Executive Officers”) is incorporated herein by reference.

(b)
XL is also a filing person and is the subject company. The information set forth under Item 2(a) above and the information set forth in the Offer to Exchange under Section 15 (“Information Concerning Security Capital Assurance Ltd and XL Capital Ltd”) and Schedule B (“Information Concerning XL’s Directors and Executive Officers”) is incorporated herein by reference.

Item 4. Terms of the Transaction.

(a)
The information set forth under Item 2(b) above and in the Offer to Exchange under “Summary of Terms,” Section 1 (“General Terms; Purpose”), Section 2 (“Source and Amount of Consideration; Terms of LTIP Awards”), Section 3 (“Procedures for Electing to Exchange Eligible Securities; Acceptance for Exchange”), Section 4 (“Withdrawal Rights”), Section 5 (“Instructions for Submitting Documents in Connection with Offer”), Section 6 (“Material U.S. Federal Income Tax Consequences”), Section 7 (“Termination; Amendment; Extension of Offer”), Section 8 (“Conditions for Completion of the Offer”), Section 11 (“Status of Eligible Securities Acquired by Us in the Offer; Accounting Consequences of the Offer”) and Section 13 (“Legal Matters; Regulatory Approvals”) is incorporated herein by reference.

(b)
The information set forth in the Offer to Exchange under Section 10 (“Interests of Directors and Officers; Transactions and Arrangements Concerning Eligible Securities”) is incorporated herein by reference.

Item 5. Past Contacts, Transactions, Negotiations and Agreements.

(e)
The information set forth in the Offer to Exchange under Section 10 (“Interests of Directors and Officers; Transactions and Arrangements Concerning Eligible Securities”) is incorporated herein by reference.

Item 6. Purposes of the Transaction and Plans or Proposals.

(a)	The information set forth in the Offer to Exchange under “Summary of Terms” and Section 1 (“General Terms; Purpose”) is incorporated herein by reference.

(b)
The information set forth in the Offer to Exchange under Section 11 (“Status of Eligible Securities Acquired by Us in the Offer; Accounting Consequences of the Offer”) is incorporated herein by reference.

(c)	The information set forth in the Offer to Exchange under Section 16 (“Corporate Plans, Proposals and Negotiations”) is incorporated herein by reference.

Item 7. Source and Amount of Funds or Other Consideration.

(a)
The information set forth in the Offer to Exchange under Section 2 (“Source and Amount of Consideration; Terms of Special Cash Award Rights”) and Section 14 (“Fees and Expenses”) is incorporated herein by reference.

(b)	Not applicable.

(d)	Not applicable.

Item 8. Interest in Securities of the Subject Company.

(a)
The information set forth in the Offer to Exchange under Section 10 (“Interests of Directors and Officers; Transactions and Arrangements Concerning Eligible Securities”) is incorporated herein by reference.

Item 9. Persons/Assets Retained, Employed, Compensated or Used.

(a)	Not applicable.

Item 10.	Financial Statements.

(a)	Not applicable.

(b)	Not applicable.

(c)	The information set forth in the Offer to Exchange under Section 12 (“Financial Statements”) is incorporated herein by reference.

Item 11. Additional Information.

(a)
The information set forth in the Offer to Exchange under Section 10 (“Interests of Directors and Officers; Transactions and Arrangements Concerning Eligible Securities”), Section 13 (“Legal Matters; Regulatory Approvals”) is incorporated herein by reference and Section 16 (“Corporate Plans, Proposals and Negotiations”).

(b)	Not applicable.

Item 12. Exhibits.

(a)(1)	Offer to Exchange, dated November 13, 2006.
(a)(2)	Form of Letter of Transmittal.
(a)(3)	Form of e-mail to Eligible Option Holders Announcing Offer.
(a)(4)	Form of Election Withdrawal Notice.
(a)(5)
XL’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on March 7, 2006, as amended by Amendment No. 1 on Form 10-K/A filed with the Securities and Exchange Commission on November 9, 2006 (incorporated herein by reference).

(a)(6)
XL’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2006, filed with the Securities and Exchange Commission on May 5, 2006, as amended by Amendment No. 1 on Form 10-Q/A filed with the Securities and Exchange Commission on November 9, 2006 (incorporated herein by reference).

(a)(7)
XL’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2006, filed with the Securities and Exchange Commission on August 9, 2006, as amended by Amendment No. 1 on Form 10-Q/A filed with the Securities and Exchange Commission on November 9,2006 (incorporated herein by reference).

(a)(8)	XL’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2006, filed with the Securities and Exchange Commission on November 9, 2006 (incorporated herein by reference).
(a)(9)	XL’s Current Report on Form 8-K for March 14, 2006, filed with the Securities and Exchange Commission on March 17, 2006 (incorporated herein by reference).
(a)(10)	XL’s Current Report on Form 8-K for April 7, 2006, filed with the Securities and Exchange Commission on April 11, 2006 (incorporated herein by reference).
(a)(11)	XL’s Current Report on Form 8-K for April 28, 2006, filed with the Securities and Exchange Commission on May 4, 2006 (incorporated herein by reference).
(a)(12)	XL’s Current Report on Form 8-K for May 5, 2006, filed with the Securities and Exchange Commission on May 11, 2006 (incorporated herein by reference).
(a)(13)	XL’s Current Report on Form 8-K for May 15, 2006, filed with the Securities and Exchange Commission on May 19, 2006 (incorporated herein by reference).
(a)(14)	XL’s Current Report on Form 8-K for May 26, 2006, filed with the Securities and Exchange Commission on May 30, 2006 (incorporated herein by reference).
(a)(15)	XL’s Current Report on Form 8-K for May 31, 2006, filed with the Securities and Exchange Commission on June 6, 2006 (incorporated herein by reference).
(a)(16)	XL’s Current Report on Form 8-K for June 7, 2006, filed with the Securities and Exchange Commission on June 8, 2006 (incorporated herein by reference).
(a)(17)	XL’s Current Report on Form 8-K for June 8, 2006, filed with the Securities and Exchange Commission on June 9, 2006 (incorporated herein by reference).
(a)(18)	XL’s Current Report on Form 8-K for June 14, 2006, filed with the Securities and Exchange Commission on June 19, 2006 (incorporated herein by reference).
(a)(19)	XL’s Current Report on Form 8-K for July 12, 2006, filed with the Securities and Exchange Commission on July 17, 2006 and amended on September 1, 2006 (incorporated herein by reference).
(a)(20)	XL’s Current Report on Form 8-K for September 15, 2006, filed with the Securities and Exchange Commission on September 21, 2006 (incorporated herein by reference).
(a)(21)	XL’s Current Report on Form 8-K for September 29, 2006, filed with the Securities and Exchange Commission on October 3, 2006 (incorporated herein by reference).
(a)(22)	XL’s Current Report on Form 8-K for October 17, 2006, filed with the Securities and Exchange Commission on October 17, 2006 (incorporated herein by reference).
(a)(23)	XL’s Current Report on Form 8-K for November 5, 2006, filed with the Securities and Exchange Commission on November 9, 2006 (incorporated herein by reference).
(a)(24)	XL’s definitive Proxy Statement on Schedule 14A for the 2006 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on March 23, 2006 (incorporated herein by reference).
(a)(25)	A description of XL’s Class A Ordinary Shares included in XL’s Registration Statement on Form S-3, which was filed with the SEC on December 1, 2005 (incorporated herein by reference).
(a)(26)	Audited financial statements of SCA included in SCA’s Registration Statement on Form S-1, filed with the SEC on April 7, 2006, as amended (incorporated herein by reference).
(a)(27)	SCA’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2006, filed with the Securities and Exchange Commission on September 15, 2006 (incorporated herein by reference).
(a)(28)	SCA’s Current Report on Form 8-K for August 2, 2006, filed with the Securities and Exchange Commission on August 8, 2006 (incorporated herein by reference).
(a)(29)	SCA’s Current Report on Form 8-K for August 22, 2006, filed with the Securities and Exchange Commission on August 22, 2006 (incorporated herein by reference).
(b)	Not applicable.
(d)(1)	1991 Performance Incentive Program (as amended and restated effective March 7, 2003), incorporated by reference to Appendix B to XL’s Definitive Proxy Statement on Schedule 14A filed on April 4, 2003.
(d)(2)
1999 Performance Incentive Program (as amended and restated effective April 29, 2005), incorporated by reference to Appendix C to XL’s Definitive Proxy Statement on Schedule 14A filed on March 24, 2005.

(d)(3)	Form of Security Capital Assurance Ltd 2006 Long-Term Incentive and Share Award Plan
(g)	Not applicable.
(h)	Not applicable.

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 13, 2006

XL CAPITAL LTD

By:  /s/ Kirstin Romann Gould
Name: Kirstin Romann Gould
Title: Secretary

SECURITY CAPITAL ASSURANCE LTD

By:  /s/ Kirstin Romann Gould
Name: Kirstin Romann Gould
Title: Secretary

EXHIBIT INDEX

Exhibit	Description
(a)(1)	Offer to Exchange, dated November 13, 2006.
(a)(2)	Form of Letter of Transmittal.
(a)(3)	Form of e-mail to Eligible Option Holders Announcing Offer.
(a)(4)	Form of Election Withdrawal Notice.
(a)(5)
XL’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on March 7, 2006, as amended by Amendment No. 1 on Form 10-K/A filed with the Securities and Exchange Commission on November 9, 2006 (incorporated herein by reference).

(a)(6)
XL’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2006, filed with the Securities and Exchange Commission on May 5, 2006, as amended by Amendment No. 1 on Form 10-Q/A filed with the Securities and Exchange Commission on November 9, 2006 (incorporated herein by reference).

(a)(7)
XL’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2006, filed with the Securities and Exchange Commission on August 9, 2006, as amended by Amendment No. 1 on Form 10-Q/A filed with the Securities and Exchange Commission on November 9,2006 (incorporated herein by reference).

(a)(8)	XL’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2006, filed with the Securities and Exchange Commission on November 9, 2006 (incorporated herein by reference).
(a)(9)	XL’s Current Report on Form 8-K for March 14, 2006, filed with the Securities and Exchange Commission on March 17, 2006 (incorporated herein by reference).
(a)(10)	XL’s Current Report on Form 8-K for April 7, 2006, filed with the Securities and Exchange Commission on April 11, 2006 (incorporated herein by reference).
(a)(11)	XL’s Current Report on Form 8-K for April 28, 2006, filed with the Securities and Exchange Commission on May 4, 2006 (incorporated herein by reference).
(a)(12)	XL’s Current Report on Form 8-K for May 5, 2006, filed with the Securities and Exchange Commission on May 11, 2006 (incorporated herein by reference).
(a)(13)	XL’s Current Report on Form 8-K for May 15, 2006, filed with the Securities and Exchange Commission on May 19, 2006 (incorporated herein by reference).
(a)(14)	XL’s Current Report on Form 8-K for May 26, 2006, filed with the Securities and Exchange Commission on May 30, 2006 (incorporated herein by reference).
(a)(15)	XL’s Current Report on Form 8-K for May 31, 2006, filed with the Securities and Exchange Commission on June 6, 2006 (incorporated herein by reference).
(a)(16)	XL’s Current Report on Form 8-K for June 7, 2006, filed with the Securities and Exchange Commission on June 8, 2006 (incorporated herein by reference).
(a)(17)	XL’s Current Report on Form 8-K for June 8, 2006, filed with the Securities and Exchange Commission on June 9, 2006 (incorporated herein by reference).
(a)(18)	XL’s Current Report on Form 8-K for June 14, 2006, filed with the Securities and Exchange Commission on June 19, 2006 (incorporated herein by reference).
(a)(19)	XL’s Current Report on Form 8-K for July 12, 2006, filed with the Securities and Exchange Commission on July 17, 2006 and amended on September 1, 2006 (incorporated herein by reference).
(a)(20)	XL’s Current Report on Form 8-K for September 15, 2006, filed with the Securities and Exchange Commission on September 21, 2006 (incorporated herein by reference).
(a)(21)	XL’s Current Report on Form 8-K for September 29, 2006, filed with the Securities and Exchange Commission on October 3, 2006 (incorporated herein by reference).
(a)(22)	XL’s Current Report on Form 8-K for October 17, 2006, filed with the Securities and Exchange Commission on October 17, 2006 (incorporated herein by reference).
(a)(23)	XL’s Current Report on Form 8-K for November 5, 2006, filed with the Securities and Exchange Commission on November 9, 2006 (incorporated herein by reference).
(a)(24)	XL’s definitive Proxy Statement on Schedule 14A for the 2006 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on March 23, 2006 (incorporated herein by reference).
(a)(25)	A description of XL’s Class A Ordinary Shares included in XL’s Registration Statement on Form S-3, which was filed with the SEC on December 1, 2005 (incorporated herein by reference).
(a)(26)	Audited financial statements of SCA included in SCA’s Registration Statement on Form S-1, filed with the SEC on April 7, 2006, as amended (incorporated herein by reference).
(a)(27)	SCA’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2006, filed with the Securities and Exchange Commission on September 15, 2006 (incorporated herein by reference).
(a)(28)	SCA’s Current Report on Form 8-K for August 2, 2006, filed with the Securities and Exchange Commission on August 8, 2006 (incorporated herein by reference).
(a)(29)	SCA’s Current Report on Form 8-K for August 22, 2006, filed with the Securities and Exchange Commission on August 22, 2006 (incorporated herein by reference).
(b)	Not applicable.
(d)(1)	1991 Performance Incentive Program (as amended and restated effective March 7, 2003), incorporated by reference to Appendix B to XL’s Definitive Proxy Statement on Schedule 14A filed on April 4, 2003.
(d)(2)
1999 Performance Incentive Program (as amended and restated effective April 29, 2005), incorporated by reference to Appendix C to XL’s Definitive Proxy Statement on Schedule 14A filed on March 24, 2005.

(d)(3)	Form of Security Capital Assurance Ltd 2006 Long-Term Incentive and Share Award Plan
(g)	Not applicable.
(h)	Not applicable.